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Exhibit 21.1

List of Subsidiaries

Name		State of incorporation or organization
1.	Comstock Acquisitions, L.C.	Virginia
2.	Comstock Aldie, L.C.	Virginia
3.	Comstock Ballantrae, L.L.C.	Virginia
4.	Comstock Barrington Park, L.C.	Virginia
5.	Comstock Belmont Bay 5, L.C.	Virginia
6.	Comstock Belmont Bay 89, L.C.	Virginia
7.	Comstock Blooms Mill II, L.C.	Virginia
8.	Comstock Brandy Station, L.C.	Virginia
9.	Comstock Capital Partners, L.C.	Virginia
10.	Comstock Carter Lake, L.C.	Virginia
11.	Comstock Cascades, L.C.	Virginia
12.	Comstock Communities, L.C.	Virginia
13.	Comstock Countryside, L.C.	Virginia
14.	Comstock Culpeper, L.C.	Virginia
15.	Comstock Delta Ridge II, L.L.C.	Virginia
16.	Comstock Emerald Farm, L.C.	Virginia
17.	Comstock Fairfax I, L.C.	Virginia
18.	Comstock Flynn's Crossing, L.C.	Virginia
19.	Comstock Gainesville I, L.C.	Virginia
20.	Comstock Hamlets of Blue Ridge, L.C.	Virginia
21.	Comstock Holland Road, L.L.C.	Virginia
22.	Comstock Homes of North Carolina, L.L.C.	North Carolina
23.	Comstock Homes of Raleigh, L.L.C.	North Carolina
24.	Comstock Homes of Washington, L.C.	Virginia
25.	Comstock Investors III, L.P.	Virginia
26.	Comstock Investors V, L.C.	Virginia
27.	Comstock Investors VI, L.C.	Virginia
28.	Comstock Kelton II, L.C.	Virginia
29.	Comstock Lake Drive, L.C.	Virginia
30.	Comstock Lake Pelham, L.C.	Virginia
31.	Comstock Landing, L.L.C.	Virginia
32.	Comstock North Carolina, L.L.C.	North Carolina
33.	Comstock Penderbrook, L.C.	Virginia
34.	Comstock Potomac Yard, L.C.	Virginia
35.	Comstock Summerland, L.C.	Virginia
36.	Comstock Ventures X, L.C.	Virginia
37.	Comstock Ventures XII, L.C.	Virginia
38.	Comstock Wakefield, L.L.C.	Virginia
39.	North Shore Investors, L.L.C.	Virginia
40.	North Shore Raleigh, L.L.C.	Virginia
41.	Raleigh Resolution, L.L.C.	Virginia
42.	Settlement Title Services, L.L.C.	Virginia
43.	TCG Fund I, L.C.	Virginia
44.	TCG Debt Fund II, L.C.	Virginia

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List of Subsidiaries